                                                                    EXHIBIT 99.1



CONTACT:   Barry Susson                       Tom Ryan or
--------   Chief Financial Officer            Brendon Frey
           (215) 676-6000                     (203) 222-9013
                                      OR
OF:        Deb Shops, Inc.                    Integrated Corporate Relations
---        9401 Blue Grass Road               24 Post Road East
           Philadelphia, PA  19114            Westport, CT  06880

--------------------------------------------------------------------------------

             DEB SHOPS REPORTS THIRD QUARTER AND NINE-MONTH RESULTS

          -- THIRD QUARTER DILUTED EARNINGS PER SHARE INCREASE TO $0.13
                          COMPARED TO $0.09 LAST YEAR--

           -- NINE-MONTH DILUTED EARNINGS PER SHARE INCREASE TO $0.53
                          COMPARED TO $0.30 LAST YEAR--

Philadelphia, PA - November 18, 2004 - Deb Shops, Inc. (Nasdaq: DEBS), a leading teen apparel retailer, today reported financial results for the third quarter and nine-month periods ended October 31, 2004.

For the third quarter of fiscal 2005, net sales were $75.3 million compared to $74.8 million in the third quarter a year ago. Gross profit, which is net of buying and occupancy costs, was $20.2 million resulting in a gross margin of 26.8% for the period versus gross profit of $19.5 million and a 26.1% gross margin in the third quarter of fiscal 2004. Third quarter net income increased to $1.8 million compared to $1.2 million in the prior year, while diluted earnings per share increased to $0.13 compared to $0.09 a year ago.

As of October 31, 2004, the Company had $160.9 million in cash, shareholders' equity of $181.8 million, and no debt.

"Once again we were pleased with our ability to deliver solid earnings growth on modest sales gains as we continued to drive operating margin expansion," stated Marvin Rounick, President and Chief Executive Officer of Deb Shops. "Our third quarter and nine-month results reflect our improved financial performance and highlight the progress we have made in increasing our profitability. Looking ahead, we are optimistic about the upcoming Holiday season and remain committed to building upon the momentum we have created."

Net sales for the first nine months of fiscal 2005 increased 1.5% to $221.2 million from $218.0 million for the comparable prior year period. Gross profit, which is net of buying and occupancy costs, was $64.6 million resulting in a gross margin of 29.2% for the first nine months of fiscal 2005 versus gross profit of $60.0 million and a 27.5% gross margin in the comparable prior year period. Net income was $7.3 million, or $0.53 per diluted share, versus $4.2 million, or $0.30 per diluted share, in the first nine months of fiscal 2004.

During the third quarter of fiscal 2005, Deb Shops opened three new stores, remodeled four existing locations, converted six junior stores to junior / plus combination stores and closed two stores.

Barry Susson, Chief Financial Officer of Deb Shops added, "Throughout fiscal 2005 we have concentrated our efforts on improving our operating platform in order to drive profitability and we are pleased with the positive results from the initiatives implemented this year. We are also pleased that we have been able to significantly increase our overall dividend payouts compared to a year ago. We will continue to focus on further leveraging our fixed expenses while at the same time seeking to generate long-term revenue growth.
We are dedicated to capitalizing on our prospects and providing value to our shareholders."

Based on current information, Deb Shops, Inc. expects fiscal 2005 sales to be in the lower end of the previously issued range of $300 million to $310 million. This range is based on a projected low-single digit comparable store sales increase for the rest of the year. Consistent with prior guidance, fiscal 2005 diluted earnings per share are expected to range from $1.20 to $1.30.

Deb Shops, Inc. is a national specialty retailer of fashionable apparel, shoes and accessories for juniors in both regular and plus sizes. The Company currently operates 330 specialty apparel stores in 41 states under the DEB and Tops 'n Bottoms names.

The Company has made in this release, and from time to time may otherwise make, "forward-looking statements" (as that term is defined under federal securities laws) concerning the Company's future operations, performance, profitability, revenues, expenses, earnings and financial condition. This release includes, in particular, forward-looking statements regarding expectations of future performance, store openings and closings and other matters. Such forward-looking statements are subject to various risks and uncertainties. Actual results could differ materially from those currently anticipated due to a number of factors. Such factors may include, but are not limited to, the Company's ability to improve or maintain sales and margins, respond to changes in fashion, find suitable retail locations and attract and retain key management personnel. Such factors may also include other risks and uncertainties detailed in the Company's filings with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K for the fiscal year ended January 31, 2004. The Company assumes no obligation to update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.


                               (tables to follow)

Income Statement Highlights (Unaudited)

                                              Nine Months Ended                   Three Months Ended
                                                  October 31,                        October 31,
                                        -------------------------------     -------------------------------
                                            2004              2003              2004              2003
                                            ----              ----              ----              ----
Net sales                               $221,218,091      $217,989,763      $ 75,307,008      $ 74,809,540

Costs and expenses
  Cost of sales, including
     buying and occupancy costs          156,590,065       157,959,988        55,155,118        55,296,087
  Selling and administrative              51,603,672        51,537,640        16,999,144        17,078,746
  Depreciation and amortization            2,900,678         3,117,576           951,339         1,035,799
                                        ------------      ------------      ------------      ------------
                                         211,094,415       212,615,204        73,105,601        73,410,632

Operating income                          10,123,676         5,374,559         2,201,407         1,398,908
Other income, principally interest         1,527,259         1,137,736           695,342           326,783
                                        ------------      ------------      ------------      ------------
Income before income taxes                11,650,935         6,512,295         2,896,749         1,725,691
Income tax provision                       4,311,000         2,344,000         1,072,000           543,000
                                        ------------      ------------      ------------      ------------

Net income                              $  7,339,935      $  4,168,295      $  1,824,749      $  1,182,691
                                        ============      ============      ============      ============

Net income per common share
             Basic                      $       0.53      $       0.30      $       0.13      $       0.09
                                        ============      ============      ============      ============
             Diluted                    $       0.53      $       0.30      $       0.13      $       0.09
                                        ============      ============      ============      ============

Weighted average number of
     common shares outstanding
             Basic                        13,719,999        13,684,900        13,749,487        13,684,900
                                        ============      ============      ============      ============
             Diluted                      13,726,875        13,684,900        13,758,999        13,684,900
                                        ============      ============      ============      ============

EBITDA(1)                               $ 13,024,354      $  8,492,135      $  3,152,746      $  2,434,707
                                        ============      ============      ============      ============

Balance Sheet Highlights (Unaudited)
                                          October 31, 2004   October 31, 2003
                                          ----------------   ----------------
    Cash and cash equivalents               $160,882,746       $149,049,074
    Merchandise inventories                 $ 22,850,226       $ 21,925,548
    Total current assets                    $189,649,284       $176,601,683
    Property, plant and equipment, net      $ 16,416,105       $ 18,347,901
    Total assets                            $212,760,458       $201,804,080
    Total current liabilities               $ 30,994,850       $ 25,113,596
    Total liabilities                       $ 30,994,850       $ 25,113,596
    Shareholders' equity                    $181,765,608       $176,690,484

(1)EBITDA Reconciliation (Unaudited)

                                           Nine Months Ended                Three Months Ended
                                               October 31,                       October 31,
                                     -----------------------------     -----------------------------
                                          2004             2003             2004             2003
                                          ----             ----             ----             ----
    Net income                       $  7,339,935     $  4,168,295     $  1,824,749     $  1,182,691
    Income tax provision                4,311,000        2,344,000        1,072,000          543,000
    Depreciation and amortization       2,900,678        3,117,576          951,339        1,035,799
    Other income, principally
          interest                     (1,527,259)      (1,137,736)        (695,342)        (326,783)
                                     ------------     ------------     ------------     ------------
    EBITDA                           $ 13,024,354     $  8,492,135     $  3,152,746     $  2,434,707
                                     ============     ============     ============     ============

(1) EBITDA is a financial measure that is not recognized under accounting principles generally accepted in the United States (US GAAP). The Company believes EBITDA provides a meaningful measure of operating performance. As required, the Company has presented the reconciliation of net income, a US GAAP financial measure, to EBITDA.